EXHIBIT 10.12
                             SECURED PROMISSORY NOTE

$5,000,000                                                         March 8, 2004

         FOR VALUE RECEIVED, the undersigned, Chex Services, Inc., a Minnesota corporation (the "Maker"), hereby promises to pay to the order of Equitex, Inc., a Delaware corporation or its assigns (the "Payee"), at such place as the Payee may designate in writing, the principal sum of Five Million Dollars ($5,000,000), under the terms set forth herein.

1. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of 7% per annum; provided, that upon the occurrence of an event of default, the unpaid principal and interest hereof existing from time to time following the event of default, and up to the date such event of default is cured with the consent of Payee, shall bear interest at the increased rate of 10% per annum, and the incremental increase in interest due under such circumstance shall be added to each installment payment as provided in Section 2 below.

2. Payment. Subject to adjustment upon an event of default as provided under
Section 1, the payments of principal and interest hereunder are payable as follows:

         (a) Payments in cash of interest only are payable in arrears on April 8, March 8 and June 8, 2004; and

         (b) Commencing on July 8, 2004, and on the 8th day of each of the following 41 months, Maker shall pay amortized principal and interest on this Note of $134,574.01 (the "Monthly Scheduled Payment").

3. Seniority. Except as otherwise provided hereunder, the obligations of Maker hereunder are to be treated as "Senior Debt," and as such the Maker will not create, incur, assume or guarantee any debt with respect to any money borrowed (including principal, interest and penalties and the expenses of collection or administration) from any third party, including any bank, finance company, trust company, pension, trust, insurance company or other financial institution, unless the instrument under which such debt is created, incurred, assumed or guaranteed expressly provides that such debt and all other obligations assumed in connection therewith are subordinate to the obligations of the Maker hereunder by containing a provision which defines Senior Debt as provided for in this paragraph and reads substantially as follows, or of like tenor and effect:

         "The holder, by acceptance of the terms of this loan/guarantee/etc. (the "Obligation"), agrees that the payment of the principal of and the interest under the Obligation is hereby expressly subordinated to the payment in full of all Senior Debt. The maker shall not pay any amounts pursuant to this Obligation until all of such Senior Debt of the maker has been paid in full unless the holders of the Senior Debt or the instruments by which such Senior Debt was created, permit such payment pursuant to this Obligation. Upon (i) the maturity of Senior Debt,

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         including by acceleration or otherwise, or (ii) any distribution of the assets of the maker upon dissolution, winding up, liquidation or reorganization of the maker, the holders of such Senior Debt are entitled to receive payment in full before the holder of this Obligation is entitled to receive any payment. If a payment not permitted by the holders of Senior Debt or by the instruments creating such Senior Debt is made to the lender of this Obligation before all such applicable Senior Debt has been paid in full or provision has been made for such payment, the payment made to the holder must be paid over to the holders of such Senior Debt."

Notwithstanding the foregoing, nothing hereunder prohibits the Maker from guaranteeing any debt incurred by Equitex, Inc. to Pandora Select Partners, LP or Whitebox Hedged High Yield Partners, LP.

4. Security. The full and timely payment of this Note shall be secured by the assets of Maker under a Security Agreement of this date (the "Security Agreement").

5. Optional Prepayments. The Maker may prepay this Note, in whole or in part, and in cash, without penalty by Maker upon fifteen days written notice to Payee. Prepayments shall be applied first to accrued but unpaid interest and then to principal.

6. Default.

         (a) The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable in cash:

                  (i) The Maker shall fail to make any required payment of principal or interest when due, and such failure shall continue for 10 days after the due date thereof.

                  (ii) The Maker shall be in material default of any term or provision of the Security Agreement of this date between Maker and Payee, and such default shall continue for 20 days after notice of such default is given to Maker by Payee.

                  (iii) The Maker shall become insolvent, or if any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker, which is not terminated within 90 days of the institution thereof.

         (b) Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Section 2 are of essence and that any failure to timely pay any installment of principal or interest (whether as permitted by cash, with stock or by a combination

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 thereof and within any permitted grace period above) permits Payee during the existence of an event of default to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker.

7. Restrictions on Transfer. The Payee of this Note, by acceptance hereof, agrees, represents and warrants that this Note is being acquired for investment purposes, that the Payee has no present intention to resell or otherwise dispose of all or any part of this Note and that the Payee will not offer, sell or otherwise dispose of all or any part of this Note except under circumstances which will not result in a violation of the Securities Act of 1933 or applicable state securities laws. The Maker may condition any transfer, sale, pledge, assignment or other disposition on the receipt, from the party to whom this Note is to be so transferred, of any representations, agreements and legal opinions reasonably requested by the Maker in order to permit such transfer, sale, pledge, assignment or other disposition to be made pursuant to exemptions from registration under federal and applicable state securities laws.

8. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

9. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and, except as otherwise provided herein, all other notices of any kind in connection with the enforcement of this Note.

10. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.

11. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee's reasonable costs of collection, including reasonable attorney's fees.

                                   Chex Services, Inc.


                                   By       /s/ James Welbourn
                                      ------------------------------------------
                                       James  Welbourn, Chief Executive Officer

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